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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Neenah Paper, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2011 ANNUAL MEETING
AND
PROXY STATEMENT

April 18, 2011

Dear Stockholder:

        You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Neenah Paper, Inc. to be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 18, 2011 at 10:00 a.m., Eastern Time.

        The formal business to be transacted at the Annual Meeting is described in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will be asked to: (i) elect three Class I directors for a three-year term; (ii) approve an advisory vote on the Company's executive compensation; (iii) approve an advisory vote on the frequency of future advisory votes on the Company's executive compensation; and (iv) approve certain performance measures under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan; and (v) ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. At the Annual Meeting, we will provide a brief report on our operations and our plans for the future. Our directors and executive officers, as well as representatives from Deloitte & Touche LLP, will be present to respond to questions from stockholders.

        Please mark, date, sign and return your proxy card in the enclosed envelope or vote electronically using the Internet or telephone voting procedures described in the attached Proxy Statement, at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting, even if you do not attend.

Sincerely,

SEAN T. ERWIN Chairman of the Board, President and Chief Executive Officer

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

        NOTICE HEREBY IS GIVEN that the 2011 Annual Meeting of Stockholders of Neenah Paper, Inc. will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 18, 2011 at 10:00 a.m., Eastern time, for the purpose of considering and voting upon:

  1.
  A proposal to elect as Class I directors the three nominees named in the attached Proxy Statement to serve until the 2014 Annual Meeting of Stockholders;

  2.
  A proposal to approve an advisory vote on the Company's executive compensation;

  3.
  A proposal to approve an advisory vote on the frequency of future advisory votes on the Company's executive compensation;

  4.
  A proposal to approve certain performance measures under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan;

  5.
  A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2011; and

  6.
  Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 31, 2011 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

        The Proxy Statement and the 2010 Annual Report to Stockholders are available at http://www.neenah.com/proxydocs.

By order of the Board of Directors.

STEVEN S. HEINRICHS Senior Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 18, 2011

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY USING THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2011

        This Proxy Statement is furnished to the stockholders of Neenah Paper, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2011 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 18, 2011 at 10:00 a.m., Eastern Time. When used in this Proxy Statement, the terms "we," "us," "our," "the Company" and "Neenah" refer to Neenah Paper, Inc.

        The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 18, 2011.

VOTING

General

        The securities that can be voted at the Annual Meeting consist of our common stock, par value $0.01 per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is the close of business March 31, 2011. On the record date 14,897,665 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

        In voting with regard to the proposal to elect as Class I directors (Proposal 1) the three nominees named herein, stockholders may vote for all nominees listed herein, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is a majority of the shares of common stock represented at the Annual Meeting and entitled to vote, provided a quorum is present. Votes that are withheld will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        In voting with regard to the proposal to approve, on an advisory non-binding basis, the Company's executive compensation (Proposal 2), stockholders may vote in favor of the proposal, against the proposal, or may abstain from voting. The vote required to approve Proposal 2 is set forth in our Amended and Restated Bylaws, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore, will have the same legal effect as voting against the proposal.

        In voting with regard to the proposal to approve, on an advisory non-binding basis, the frequency of the advisory vote on executive compensation (Proposal 3), stockholders may vote for a frequency of one, two or three years. The frequency (every one, two or three years) receiving the greatest number of votes of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present, will be considered the frequency preferred by stockholders. As a result, abstentions will therefore have no effect on such vote.

        In voting with regard to the proposal to approve the performance measures under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") (Proposal 4), stockholders may vote in favor of the proposal, against the proposal, or may abstain from voting. The vote required to approve Proposal 4 is set forth in our Amended and Restated Bylaws, which requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore, will have the same legal effect as voting against the proposal.

        In voting with regard to the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 5), stockholders may vote in favor of the proposal, against the proposal, or may abstain from voting. The vote required to approve Proposal 5 is a majority of the shares of common stock represented at the Annual Meeting and entitled to vote, provided a quorum is present. Abstentions will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        If your shares are held in the name of a bank or brokerage firm (in "street name") and you do not vote your shares, your bank or brokerage firm can vote your shares in their discretion upon proposals which are considered "discretionary" proposals. We believe that Proposal 5 is a discretionary proposal. However, brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker for proposals which are considered "non-discretionary" (a "broker non-vote"). We believe Proposals 1 through 4 are non-discretionary proposals. As such, broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be considered as shares entitled to vote on Proposals 1 through 4, and therefore will have no effect on the outcome of these proposals.

Proxy Voting Procedures

        You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via Internet:  Go to http://www.proxyvoting.com/np and follow the instructions.

  •
  By Telephone:  Call toll-free 1-866-540-5760 and follow the instructions.

  •
  In Writing:  Complete, sign, date and return your proxy card in the enclosed envelope.

        If your shares are held in street name, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm.

        In addition, stockholders can view this Proxy Statement and Neenah's 2010 Annual Report to Shareholders at http://www.neenah.com/proxydocs. All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

        Any stockholder of record delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia, 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting in person at the Annual Meeting. Please note, however, that any beneficial owner of our common stock whose shares are held in street name may (a) revoke his or her proxy and (b) attend and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures, as then may be employed by such beneficial owner's brokerage firm or bank. In particular, in order to attend and vote his or her shares at the Annual Meeting, a beneficial owner generally must obtain a form of proxy or other appropriate documentation from such beneficial owner's brokerage firm or bank.

        We are also sending this Proxy Statement and voting materials to participants in various employee benefit plans of Neenah. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant's interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

        In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees, in person and by telephone or facsimile. We expect to retain Georgeson Inc. to aid in the solicitation at a cost of approximately $8,000, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

        We will announce the final results on our web site at www.neenah.com shortly after the meeting and on Form 8-K immediately following the meeting.

        If a signed proxy card is received which does not specify a vote or an abstention, then the shares represented by that proxy card will be voted FOR the election of all Class I director nominees described herein, FOR the approval of the executive compensation plan, IN FAVOR of the every one year say on pay vote, FOR the approval of the performance measures under the Omnibus Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011. Neenah is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2011 with respect to: (i) each of our directors; (ii) each of the named executive officers appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. As used in this Proxy Statement, "beneficial ownership" means that a person has, as of March 31, 2011, or may have within 60 days thereafter, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power to dispose of or direct the disposition of a security.

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	200,008	(3)	1.3
Edward Grzedzinski	19,440	(4)	*
Steven S. Heinrichs	23,242	(5)	*
Mary Ann Leeper	20,130	(6)	*
Bonnie C. Lind	42,755	(7)	*
Timothy S. Lucas	28,530	(8)	*
John F. McGovern	20,765	(9)	*
Philip C. Moore	24,398	(10)	*
John P. O'Donnell	54,736	(11)	*
Dennis P. Runsten	44,208	(12)	*
Stephen M. Wood	34,640	(13)	*
All directors and executive officers as a group (12 persons)	564,603		3.8

(1)
Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed. Shares of common stock held by the trustee of Neenah's 401(k) Retirement Plan and Retirement Contribution Plan for the benefit of, and which are attributable to our executive officers are included in the table.

(2)
An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)
Includes 135,766 shares of common stock subject to stock options that are exercisable by Mr. Erwin as of March 31, 2011 or within 60 days thereafter.

(4)
Includes (i) 9,025 shares of common stock subject to stock options that are exercisable by Mr. Grzedzinski as of March 31, 2011 or within 60 days thereafter and (ii) 990 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

(5)
Includes 11,250 shares of common stock subject to stock options that are exercisable by Mr. Heinrichs as of March 31, 2011 or within 60 days thereafter.

(6)
Includes (i) 10,345 shares of common stock subject to stock options that are exercisable by Dr. Leeper as of March 31, 2011 or within 60 days thereafter and (ii) 1,980 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

(7)
Includes 19,801 shares of common stock subject to stock options that are exercisable by Ms. Lind as of March 31, 2011 or within 60 days thereafter.

(8)
Includes (i) 20,225 shares of common stock subject to stock options that are exercisable by Mr. Lucas as of March 31, 2011 or within 60 days thereafter and (ii) 990 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

(9)
Includes (i) 14,630 shares of common stock subject to stock options that are exercisable by Mr. McGovern as of March 31, 2011 or within 60 days thereafter and (ii) 1,980 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

(10)
Includes (i) 17,025 shares of common stock subject to stock options that are exercisable by Mr. Moore as of March 31, 2011 or within 60 days thereafter and (ii) 1,015 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

(11)
Includes 41,602 shares of common stock subject to stock options that are exercisable by Mr. O'Donnell as of March 31, 2011 or within 60 days thereafter.

(12)
Includes 23,515 shares of common stock subject to stock options that are exercisable by Dr. Runsten as of March 31, 2011 or within 60 days thereafter.

(13)
Includes (i) 18,345 shares of common stock subject to stock options that are exercisable by Dr. Wood as of March 31, 2011 or within 60 days thereafter and (ii) 1,980 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2011.

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2010 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Wells Fargo & Company	1,397,496	(1)	9.47%
420 Montgomery Street
San Francisco, CA 94163
Blackrock, Inc.	1,202,042	(2)	8.14%
40 East 52nd Street
New York, NY 10022
Keeley Asset Management Corp.	960,095	(3)	6.50%
401 South LaSalle Street
Chicago, IL 60605
Vanguard Group, Inc.	848,791	(4)	5.75%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC	755,600	(5)	5.12%
82 Devonshire Street
Boston, MA 02109

(1)
The amount shown and the following information is derived from the Schedule 13G filed by Wells Fargo & Company on January 20, 2011 reporting beneficial ownership as of December 31, 2010. Of the 1,397,496 shares shown, Wells Fargo & Company has sole dispositive power over 1,361,878 shares, shared dispositive power over 84 shares, sole voting power over 951,243 shares and shared voting power over 64 shares.

(2)
The amount shown and the following information is derived from the Schedule 13G filed by BlackRock, Inc. on February 7, 2011, reporting beneficial ownership as of December 31, 2010. Of the 1,202,042 shares shown, BlackRock, Inc. has sole dispositive power and sole voting power over all 1,202,042 shares.

(3)
The amount shown and the following information is derived from the Schedule 13G filed by Keeley Asset Management Corp. Keeley Small Cap Value Fund, and John L. Keeley, Jr. on February 7, 2011, each of which does not affirm the existence of a group, reporting beneficial ownership as of December 31, 2010. Of the 960,095 shares shown, the reporting entities, taken as a whole, report sole dispositive power and sole voting power over all 960,095 shares.

(4)
The amount shown and the following information is derived from the Schedule 13G filed by Vanguard Group, Inc. on February 10, 2011, reporting beneficial ownership as of December 31, 2010. Of the 848,791 shares shown, Vanguard Group, Inc. has sole dispositive power over 823,736 shares, shared dispositive power over 25,055 shares and sole voting power over 25,055 shares.

(5)
The amount shown and the following information is derived from the Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 14, 2011 reporting beneficial ownership as of December 31, 2010. Of the 755,600 shares shown, FMR LLC and Edward C. Johnson 3d have sole dispositive power over 755,600 shares and sole voting power over 5,600 shares.

PROPOSAL 1—
ELECTION OF DIRECTORS

        The Board currently consists of eight members, divided into two classes of three directors and one class of two directors. The directors in each class serve three year terms, with the terms of the Class I directors expiring at the 2011 Annual Meeting. The Board has nominated Timothy S. Lucas, Philip C. Moore, and John P. O'Donnell each a current director of Neenah, for re-election as Class I directors at the 2011 Annual Meeting. If elected, the nominees will serve a three-year term expiring at the 2014 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified.

        Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

        If any incumbent nominee for director in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote, under Delaware law the director remains in office as a "holdover" director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may immediately fill the resulting vacancy, allow the vacancy to remain open until a suitable candidate is located and appointed or adopt a resolution to decrease the authorized number of directors.

        The Board unanimously recommends that the stockholders vote "FOR" the proposal to elect Timothy S. Lucas, Philip C. Moore and John P. O'Donnell as Class I directors for a three-year term expiring at the 2014 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        Set forth below is certain information as of March 31, 2011, regarding the three nominees and each director continuing in office, including their ages, principal occupations (which have continued for at least the past five years unless otherwise noted), current Board experience and participation, and how the background, experience and qualification of each nominee and director make them well suited to serve on Neenah's Board.

Information Regarding Directors Nominated for Reelection

        Timothy S. Lucas, CPA, age 64, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board ("FASB"), where he was the Director of Research and Technical Activities, and Chairman of the FASB's Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since November 30, 2004. Mr. Lucas received his BA in Economics and BS in Accounting from Rice University and his Master of Accounting from the Jesse H. Jones Graduate School, Rice University. Mr. Lucas' experience at FASB and his educational background make him an effective member of Neenah's Board.

        Philip C. Moore, age 57, is a partner at McCarthy Tétrault, L.L.P., a national Canadian law firm. Mr. Moore practices corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. Mr. Moore has been with McCarthy Tétrault, L.L.P. since 1988. From 1994 to 2000, Mr. Moore was a director of Imax Corporation. He is currently a director of various private companies. Mr. Moore has served as a director of Neenah since November 30, 2004. Mr. Moore received his BA from McMaster University and his LLB from Queen's University. Mr. Moore's educational background and extensive experience in corporate governance and business law makes him an effective member of Neenah's Board.

        John P. O'Donnell, age 50, is currently a Senior Vice President of the Company and Chief Operating Officer. Effective as of the date of the Annual Meeting of Stockholders on May 18, 2011, Mr. O'Donnell will become CEO and President of the Company. Prior to his position as COO, Mr. O'Donnell served as President, Fine Paper. Mr. O'Donnell was employed by Georgia-Pacific Corporation from 1985 until 2007 and held increasingly senior management positions in the Consumer Products division. Mr. O'Donnell served as President of the North American Retail Business from 2004 through 2007, and as President of the North American Commercial Tissue business from 2002 through 2004. Mr. O'Donnell's extensive experience in the paper and consumer products industries, and his leadership positions in the Company, make him an effective member of Neenah's Board.

Class II Directors—Term Expiring at the 2012 Annual Meeting

        Mary Ann Leeper, Ph.D., age 70, is Senior Strategic Advisor of The Female Health Company. She stepped down as its President and Chief Operating Officer in May 2006; a position she held since 1996. Dr. Leeper was President and Chief Operating Officer of The Female Health Company Division of the Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to 1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper has served as a Director of The Female Health Company since 1987. Dr. Leeper has been an Adjunct Professor at the University of Virginia's Darden Graduate School of Business MBA program since 2001. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, as well as a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper's educational background includes a B.S., Drexel University; M.S., Temple University, M.M., Northwestern University and Ph.D. from Temple University. Dr. Leeper has served as a director of Neenah since November 30, 2004. Dr. Leeper's educational background and her experience as senior executive of a technical manufacturing company makes her an effective member of Neenah's Board.

        Stephen M. Wood, Ph.D., age 64, is currently President and Chief Executive Officer of FiberVisions which is a leading global manufacturer of synthetic fibers for consumer products, construction and industrial applications. Dr. Wood is also Vice Chairman of the Board of ESFV which is a global joint venture with Chisso Corporation, a leading Japanese Chemical Company. FiberVisions is jointly owned by SPG Partners and Hercules Incorporated. From 2001 to 2004, Dr. Wood served as the Chief Executive Officer of Kraton Polymers, a specialties chemical company, and Chairman and Representative Director of JSR Kraton Elastomers, a Japanese joint venture company. Prior to this Dr. Wood was President of the Global Elastomers business unit of Shell Chemicals, Ltd., and a Vice President of that company. Dr. Wood was also elected International President of the International Institute of Synthetic Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of Chemical Engineers. Dr. Wood has served as a director of Neenah since November 30, 2004. Dr. Wood's educational background and his experience as a senior executive of a chemical manufacturing company provides the knowledge base and experience to make him an effective member of Neenah's Board.

Class III Directors—Term Expiring at the 2013 Annual Meeting

        Sean T. Erwin, age 59, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Mr. Erwin is retiring as CEO and President, effective on the date of the 2011 Annual Meeting of Shareholders, and will continue to serve as non-executive Chairman after that date. Prior to the spin-off of Neenah from Kimberly-Clark Corporation on November 30, 2004 (the "spin-off"), Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark in the spin-off. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin has served as a director of Neenah since November 30, 2004. Mr. Erwin's extensive experience as CEO of the Company and his vast industry experience and leadership positions make him an effective member of Neenah's Board.

        John F. McGovern, age 64, is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, Georgia. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a director of Collective Brands Inc, and Xerium Technologies, Inc. where he serves as audit committee chairman. Mr. McGovern also served as a director of GenTek, Inc. from 2003 to 2009, and Maxim Crane Works Holdings, Inc. from 2005 to 2008. In 2006 the Board appointed Mr. McGovern to serve as lead director for all executive sessions of non-management directors. Mr. McGovern has served as a director of Neenah since January 10, 2006. Mr. McGovern received his BS from Fordham University. Mr. McGovern's extensive experience as the senior financial executive of a multi-national paper products company and his experience as an executive in the financial services industry as well as his experience on other public company boards make him an effective member of Neenah's Board.

        Edward Grzedzinski, age 55, served as the Chief Executive Officer of NOVA Information Systems from 1993 to 2001, and Vice Chairman of US Bancorp from November 2001 to 2004. Mr. Grzedzinski has over 25 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005. Mr. Grzedzinski more recently has been named Chairman of the Board of Veracity Payments Solutions. Mr. Grzedzinski has served as a director of Marlin Business Services since May of 2005 and Neenah Paper since November 30, 2004. Mr. Grzedzinski's experience as chief executive officer and chairman of a financial services company and experience on other boards makes him an effective member of Neenah's Board.

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee. During 2010 our Board held seven meetings, the Audit Committee held seven meetings, the Compensation Committee held six meetings and the Nominating Committee held four meetings. The Company's Corporate Governance Policies provide that all directors are expected to regularly attend and participate in Board and Committee meetings and encourage the directors to attend the Company's Annual Meeting. In 2010 all of our directors attended 100% of the meetings of the Board and meetings of the committees of which he or she is a member. Neenah holds regularly scheduled executive sessions of non-management directors. All of the Company's directors were in attendance at the 2010 Annual Meeting.

Audit Committee

        The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee has been established in accordance with applicable rules promulgated by the NYSE and SEC. The Audit Committee assists the Board in monitoring:

  •
  the quality and integrity of our financial statements;

  •
  our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements as well as administering our policy regarding related party transactions;

  •
  the independence, qualification and performance of our registered public accounting firm;

  •
  the performance of our internal auditors; and

  •
  related party transactions.

        The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Audit Committee, which met seven times in 2010, are Messrs. Lucas (Chairperson), Moore and Dr. Wood. The Board has determined, based on his experience at the FASB, that Mr. Lucas is an audit committee financial expert within the meaning of the SEC's rules.

Nominating and Corporate Governance Committee

        The Nominating Committee is comprised solely of directors who meet the NYSE independence requirements. The Nominating Committee:

  •
  oversees the process by which individuals are nominated to our Board;

  •
  reviews the qualifications, performance and independence of members of our Board;

  •
  reviews and recommends policies with respect to composition, organization, processes and practices of our Board, including diversity; and

  •
  identifies and investigates emerging corporate governance issues and trends that may affect us.

        The Nominating Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Nominating Committee, which met four times in 2010, are Dr. Leeper (Chairperson), Messrs. McGovern and Grzedzinski.

Compensation Committee

        The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a "nonemployee director" under the Exchange Act, and meet the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee:

  •
  reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

  •
  approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board;

  •
  makes recommendations to our Board with respect to our equity-based plans and executive incentive-compensation plans; and

  •
  reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

        The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        The members of the Compensation Committee, which met six times in 2010 are Messrs. Moore (Chairperson), McGovern and Dr. Wood.

        Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

 CORPORATE GOVERNANCE

Independent Directors & Board Structure

        Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company.

        The Board selects from among its members the Chairman of the Board. The Board also elects the Chief Executive Officer of the Corporation. The Board believes that at this time it is appropriate for Sean T. Erwin to serve as the Chairman while John P. O'Donnell serves as Chief Executive Officer and a member of the Board. Mr. Erwin's position as Chairman and Mr. O'Donnell's position as both CEO and a Director provides a continuity of leadership between the senior executive team and the Board and enhances the corporate governance environment of the Board. The Company's Corporate Governance Policy also gives the Board the power to select a lead director. In 2006 the Board selected Mr. McGovern to serve as lead director and he continues in that capacity today. The Board regularly holds scheduled and non-scheduled executive sessions of non-management directors and Mr. McGovern will continue to lead those meetings. Having a lead director and six out of eight independent directors provides Neenah with a sufficient level of oversight, governance and independence without unduly limiting the senior executives from acting in the best interest of the Company and its shareholders.

        In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors had any material relationships with Neenah and concluded that no such material relationship existed that would impair their independence. See "Approval of Related Party Transactions" below. In making this determination, the Board relied both on information provided by our directors as well as information developed internally by Neenah. As is currently the case, immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating Committee and the Board have affirmatively determined that six of the Company's eight directors do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards, SEC requirements and our Corporate Governance Policies. Neenah's independent directors are Mary Ann Leeper, Stephen M. Wood, John F. McGovern, Edward Grzedzinski, Timothy S. Lucas and Philip C. Moore.

Nomination of Directors

        The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating Committee has adopted, and the Board has ratified, the "Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates."

        The Nominating Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, education, background and global markets.

        Qualified candidates for director are those who, in the judgment of the Nominating Committee, possess all of the following personal attributes and a sufficient mix of the following experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of view-points, special business experience and expertise. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate's qualifications in light of the needs of the Board and our company at that time, given the then current mix of director attributes. Although the Company does not have a specific Board diversity policy, the Committee looks at the diversity of experience, background and Board composition in recommending director candidates as required by the Committee's charter.

        The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

        The Nominating Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 days nor more than 75 days prior to the Annual Meeting, or if Neenah gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the Annual Meeting date is announced.

        To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

  •
  the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

  •
  a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

  •
  a description of all arrangements or understandings between the stockholder and each nominee; and

  •
  the candidate's consent to serve as a director if elected.

        Once director candidates have been identified, the Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Nominating Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee. The full Board will be kept informed of the candidate's progress. Using input from such interviews and other information obtained by the Nominating Committee, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

        Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating Committee based on each director's satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

        All of the current nominees for director are current members of the Board. Based on the Nominating Committee's evaluation of each nominee's satisfaction of the qualifications described above and their performance as directors in 2010, the Nominating Committee determined to recommend the three directors for re-election. The Nominating Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

        We have adopted the Neenah Paper, Inc. Corporate Governance Policies that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. Copies of the Corporate Governance Policies are available on our website at www.neenah.com.

Code of Business Conduct and Ethics

        We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a "code of ethics" as defined by SEC rules and regulations. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com.

Risk Oversight

        The Board participates in risk oversight through the Company's Enterprise Risk Evaluation conducted by our Chief Financial Officer and General Counsel, in conjunction with the Company's senior management team. Annual findings are reported to the Audit Committee pursuant to the requirements of its charter and the full Board reviews an annual report of the findings as required by our Corporate Governance Policies.

Communications with the Board of Directors

        We have established a process for interested parties to communicate with members of the Board, including non-management members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com under the link "Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy."

Approval of Related Party Transactions

        The charter of the Audit Committee requires that the Audit Committee review and approve any transactions that would require disclosure under SEC rules and regulations. To help identify related party transactions and relationships, each director and named executive officer, as such term is used is "Additional Executive Compensation Information—2010 Summary Compensation Table," completes a questionnaire on an annual basis that requires the disclosure of any transaction or relationships that the person, or any member of his or her immediate family, has or will have with the Company. Additionally, the Company's Code of Business Conduct and Ethics prohibits related party transactions and requires that any employee with knowledge of such a transaction provide written notice of the relationship or transaction to the Company's General Counsel. Neither Neenah nor the Board is aware of any matter in 2010 that required the review and approval of the Audit Committee in accordance with the terms of the charter.

2010 DIRECTOR COMPENSATION

        The Compensation Committee has responsibility for evaluating and making recommendations to the Board of Directors regarding compensation for our nonemployee directors.

        Each of our directors who are not employees receives an annual cash retainer fee of $36,000 and is paid $1,500 for each Board and committee meeting attended. The chairperson of the Audit Committee is paid an additional $10,000 in cash per year, the chairperson of the Compensation Committee is paid an additional $7,500 in cash per year and the chairperson of the Nominating and Corporate Governance Committee is paid an additional $5,000 in cash per year. The Board's Lead Director also receives an additional $10,000 in cash per year. In addition to the cash compensation, to ensure that our directors will have an equity ownership interest aligned with our stockholders, we make annual awards of nonqualified stock options and/or restricted stock units under the Neenah Paper, Inc. Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") to each nonemployee director. Non-employee directors may choose whether their equity compensation will consist of 100% restricted stock units ("RSUs") or 50% RSUs and 50% non-qualified stock options each year. In 2010 Mr. McGovern, Dr. Wood and Dr. Leeper elected to receive 100% RSUs, which grant was a total of 1,980 shares. The remaining three non-employee directors elected to receive 50% RSUs and 50% non-qualified stock options. Their grant consisted of 990 RSUs and 1,880 options, with an exercise price of $18.90 (which was the closing price of our common stock on May 19, 2010). The number of stock options and RSUs granted to nonemployee directors is calculated annually using a modified Black Scholes formula used to provide a total equity value equal to the annual retainer fee in the same manner as used to calculate grants for Company employees under the LTCP. The stock options become fully vested and exercisable on the first anniversary of the date of grant. The RSUs become fully vested and convert to shares of our common stock on the first anniversary of the date of grant. Employee directors receive no additional compensation and no perquisites for serving on our Board. In December of 2006, Neenah established the Neenah Paper Directors' Deferred Compensation Plan (the "Directors' Plan"), which enables each of our nonemployee directors to defer a portion of their cash compensation and RSU awards. In 2010 Mr. McGovern and Dr. Wood participated in the Director's Plan.

        The following table shows the total compensation paid to each of our nonemployee directors in 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Edward Grzedzinski	52,500	18,711	15,660	86,871
Mary Ann Leeper	57,500	37,422	—	94,922
Timothy S. Lucas	67,000	18,711	15,660	101,371
John F. McGovern	70,000	37,422	—	107,422
Philip C. Moore	72,000	18,711	15,660	106,371
Stephen M. Wood	64,500	37,422	—	101,922

(1)
Amounts reported in this column represent the grant date fair value of the 2010 RSU award granted to each director, calculated in accordance with Financial Accounting Standards Board Statement ASC Topic 718 ("ASC 718"), excluding any estimate of forfeitures related to service-based conditions. Due to restrictions imposed by Canadian law, Mr. Moore is not able to receive a quarterly cash dividend on his RSUs. In lieu of receiving such dividends, Mr. Moore is granted additional RSUs on the date of each dividend payment and in value to the cash dividend that he would have received. Mr. Moore received 39 of these RSUs in 2010.

(2)
Amounts reported in this column represent the grant date fair value with respect to stock options granted to each director, calculated in accordance with ASC 718, excluding any estimate of forfeitures related to service-based vesting conditions. The value reported in this column was determined using a Black-Scholes stock option valuation model. See Note 9 to our audited Financial Statements included in our 2010 Annual Report on Form 10-K for the assumptions used in valuing and expensing these stock options.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following section presents an analysis, summary and overview of our compensation policies and programs, including material decisions made under those policies and programs in setting the compensation levels for 2010 for our "named executive officers" listed below. Following this section under the heading "Additional Executive Compensation Information" we have included certain tables where you will find detailed compensation information for the named executive officers. This section is intended to provide additional details regarding Neenah's compensation practices, as well as the information and process used to create and implement our compensation program for our named executive officers and our other executive officers.

  Named Executive Officers

  •
  Sean T. Erwin, Chairman of the Board, President and Chief Executive Officer

  •
  John P. O'Donnell, Senior Vice President and Chief Operating Officer

  •
  Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer

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  Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary

  •
  Dennis P. Runsten, Senior Vice President, President-Technical Products US

  Topics Covered

        Our Compensation Discussion and Analysis addresses the following topics:

  •
  Compensation objectives and philosophy;

  •
  Compensation setting process; and

  •
  The components of our executive compensation program and our compensation decisions for 2010.

Compensation Objectives and Philosophy

        Neenah's compensation policies are designed to accomplish the following key objectives:

  •
  Reward executives for long-term strategic management and enhancement of stockholder value;

  •
  Support a performance oriented work environment that rewards achievement of identified internal goals and recognizes the Company's performance against the performance of selected peer companies; and

  •
  Attract and retain leaders whose abilities are essential to Neenah's long-term success and competitiveness.

        We believe that executive compensation, both long-term and short-term, should be directly linked with performance. Our measures of performance are keyed off of individual responsibilities, Neenah's operational goals and the creation of shareholder value.

        Decisions made concerning the total compensation package for our executives take into consideration the individual executive's level of responsibility within Neenah and the performance of Neenah relative to peer companies. We strive to achieve a balanced and competitive compensation package through a mix of base salary, performance-based cash bonuses, long-term equity based incentives and awards, deferred compensation plans, pension plans and welfare benefits.

Our Compensation-Setting Process

  Role of Compensation Committee

        The Compensation Committee is responsible for carrying out the Board's responsibilities for determining the compensation for our named executive officers. In that capacity, the Compensation Committee (1) annually reviews and approves the corporate goals and objectives relating to our executive compensation programs; (2) evaluates performance against those goals and objectives; and (3) approves the compensation payable to our named executive officers.

  Use of Compensation Consultants

        Neenah's management and the Compensation Committee each separately engage third- party compensation consultants to help them gather data and make informed decisions regarding compensation matters. In 2010, the consultant to management formerly with Hewitt Associates joined Meridian Compensation Partners, LLC ("Meridian"). Neenah retained Meridian to advise management and the Compensation Committee on developments relating to executive compensation generally, provide support to management and the Compensation Committee in their ongoing assessment of the effectiveness of Neenah's compensation policies and programs and review materials prepared by management related to benchmarking and plan designs.

        The Compensation Committee charter grants the Compensation Committee authority to independently retain compensation consultants, and in 2010 the Compensation Committee again engaged Hugessen Consulting Inc. ("Hugessen") to provide it with independent advice and assistance in its deliberations regarding compensation matters. Hugessen reviewed the information provided by Meridian and assisted the Compensation Committee in assessing 2010 compensation for Neenah's named executive officers. In addition, Hugessen provided input to assist the Compensation Committee in establishing the 2010 targeted compensation levels and performance criteria under the Company's incentive plans.

        The Compensation Committee must pre-approve any additional work of a material nature assigned to its consultants and will not approve any such work that, in its view, could compromise Hugessen's independence as advisor to the committee. Hugessen does not provide any other services to Neenah. Decisions made by the Compensation Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by Hugessen.

  Peer Comparison

        To assist in evaluating and determining levels of compensation in 2010 for each element of pay, the Compensation Committee reviewed various sources of data prepared by management and reviewed by Meridian including:

  •
  Proxy data collected and analyzed from a peer group of 10 companies in the pulp, paper and packaging industries similar in size to Neenah (the "Peer Group"). In 2010 the Peer Group consisted of the following companies:

— AEP Industries Inc.	— Myers Industries Inc.
— AptarGroup, Inc.	— P.H. Glatfelter Company
— Buckeye Technologies, Inc.	— Schweitzer-Mauduit International, Inc.
— Clearwater Paper Corporation	— Verso Paper Corp.
— CCS Industries Inc.	— Wausau Paper Corporation

  •
  Data collected from Equilar's database using a broad industry cut of manufacturing companies with revenues between $500 million and $1.0 billion.

        To develop market figures, compensation opportunities for the named executive officers were compared to the compensation opportunities for similarly situated executives in comparable positions. Hugessen reviewed the results of these analyses and provided feedback to the Compensation Committee in connection with their review of competitive pay practices.

        Neenah's management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on peer comparisons or benchmarking; however, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

  Executive Officers' Role in Compensation Decisions

        Mr. Erwin, our Chairman, Chief Executive Officer and President, along with our Vice President-Human Resources, make recommendations to our Compensation Committee regarding base salary and target levels for our annual performance bonuses and long-term equity compensation for our executive officers. Mr. Erwin is not involved in setting or approving his own compensation levels. These recommendations are based on the philosophy and analysis described in this Compensation Discussion and Analysis section of this Proxy Statement.

  Targeted Compensation Levels

        The Compensation Committee establishes targeted total compensation levels and related performance objectives for our executive officers eligible to receive an annual cash bonus opportunity under the Management Incentive Plan ("MIP") and the equity awards under the Long-Term Compensation Plan ("LTCP") as authorized by the Omnibus Plan. In making these determinations, our Compensation Committee is guided by the compensation philosophy described below. Our Compensation Committee also considers historical compensation levels, competitive pay practices at companies in the Peer Group and the relative compensation among Neenah's senior executive officers. The Compensation Committee may also consider industry conditions, corporate performance versus peer companies and the overall effectiveness of Neenah's compensation program in achieving desired performance levels.

        As targeted total compensation levels are determined, our Compensation Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay includes cash awards under our MIP program and equity awards under our LTCP, which may be earned based on the Company's achievement of performance goals and whose value depends upon long-term appreciation in stock price.

        Neenah's compensation philosophy is intended to provide competitive pay within the relevant market by targeting the total compensation opportunities at approximately the median level relative to the Peer Group, and reward the executives for short term and long term performance through an overall compensation mix that is targeted to include a minimum of 50% performance based compensation for named executive officers.

Compensation Components

        Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy described above. In connection with our discussion of each of such base components, the following questions will be addressed:

  •
  Why Neenah chooses to pay each of the base components;

  •
  How Neenah determines the amount of the various base components; and

  •
  How each component fits into Neenah's overall compensation scheme and supports Neenah's compensation philosophy.

  Base Salary

        Base salary is a critical element of executive compensation because it provides our executives with a base level of monthly income. Individual base salaries for our named executive officers are generally determined by targeting total compensation opportunities at a level close to the median of similar positions within the Peer Group as discussed above. Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the Company's performance over the past year, changes in individual executive responsibility and any shift in the position of base salary as indicated by our analysis of peer companies.

        This approach to base salary supports our compensation philosophy in that the Compensation Committee has determined that setting the salary at this level allows Neenah to be competitive in attracting and retaining talent, while at the same time a substantial portion of the executive's overall compensation is performance based, thus aligning the executive's and stockholders' interests.

  2010 and 2011 Base Salary Decisions and Organizational Changes

        Base salaries were increased for our named executive officers for 2010 and approved by the Compensation Committee in January of 2010. Mr. Erwin's 2010 base salary was increased from $635,000 to $655,000; Ms. Lind's 2010 base salary was increased from $305,000 to $315,000; Mr. Runsten's base salary was increased from $246,000 to $258,000; and Mr. Heinrichs' 2010 base salary was increased from $265,000 to $274,000. Mr. O'Donnell was named Chief Operating Officer of the Company, effective on June 1, 2010, and his base salary was increased from $350,000 to $390,000 to reflect that promotion. Setting base salary at these levels is aligned with our compensation philosophy to target a base salary range near median while providing that a significant percentage (at least 50%) of our executives' total compensation is performance based and rewards an executive for performance pursuant to the process described above. Base salaries for our named executive officers for 2011 were approved by the Compensation Committee in January of 2011. Mr. Erwin's, Ms. Lind's and Mr. Runsten's 2011 base salaries were not increased. Mr. Heinrichs' 2011 base salary was increased from $274,000 to $290,000.

        On November 18, 2010, the Company announced that Mr. Erwin will retire as CEO and President, and that Mr. O'Donnell will become Chief Executive Officer and President of the Company, effective May 18, 2011. As a result of this promotion, effective May 18, 2011, Mr. O'Donnell's (i) 2011 base salary will be increased to $525,000, (ii) 2011 target MIP bonus percentage will be increased to 70% of his base salary and (iii) 2011 target LTCP grant will be increased to 100% of his base salary. Mr. O'Donnell's MIP and LTCP grants will be calculated for the entire 2011 year on the basis of his new salary. Accordingly, Mr. O'Donnell will receive an additional LTCP grant on May 18, 2011 to reflect the full year value of his LTCP grant on the basis of his new salary and LTCP grant size.

  Annual Performance Bonuses

        Annual cash incentive bonus opportunities are awarded under the MIP, and are based on our achievement of performance goals established in the beginning of each calendar year. MIP target bonuses are established as a percentage of base salary with a target bonus ranging from 30% to 75% for named executive officers. The Compensation Committee annually approves the target bonus range based on data provided from the market surveys as previously described and based on the experience and knowledge of the executive and the quality and effectiveness of their leadership within Neenah as determined by the Compensation Committee. The amount of the actual MIP bonus may be adjusted up or down from the target bonus based on Neenah's year-end results (as measured by the objective and subjective criteria set forth in the MIP plan for the applicable year, as previously approved by the Compensation Committee). Actual MIP payments can range from 0-200% of the target bonus for each executive depending on whether the results fall short of, achieve or exceed the identified performance goals.

        Under the MIP, the Compensation Committee generally sets a range of possible payments from zero to a maximum percentage of the target award based on its belief that no bonus should be earned if performance is below established thresholds and its determination that the top end of the range should provide an appropriate incentive for management to achieve exceptional performance. Under the MIP, specific performance measures and thresholds are based on key metrics that support Neenah's short-term and long-term strategies as determined by the Compensation Committee in consultation with Neenah's CEO.

        Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah's executives for meeting and exceeding goals that contribute to Neenah's short-term and long-term strategic plan and growth; (ii) promote a performance-based work environment; and (iii) serve as a material financial incentive to attract and retain executive talent.

  2010 Annual Performance Bonus Awards

        The performance goals for the 2010 MIP program were set based on the following performance criteria: (i) adjusted corporate earnings before interest, income taxes, depreciation and amortization ("Corporate EBITDA"), which is calculated as net income plus income tax expenses, plus depreciation expense and amortization expense for intangibles, plus amortization expense for stock options and restricted stock units adjusted for any one time events outside of the ordinary course of business, (ii) business unit earnings before interest and taxes ("EBIT") for our Fine Paper and Technical Products business units, and (iii) progress achieved in implementing the Company's strategic plan. All of the named executive officers had Corporate EBITDA and strategic plan achievement as part of their 2010 MIP goals. In addition, Mr. O'Donnell had Fine Paper EBIT and Mr. Runsten had Technical Products EBIT included as an additional 2010 MIP goal. On a stand-alone basis, each goal could have yielded a payout from 0% to 200%, based on year-end results. At the beginning of 2010, a threshold level, target level and outstanding level of accomplishment were authorized. Payouts at threshold, target and outstanding levels are as follows:

Below Threshold	Threshold	Target	Outstanding

0%	50%	100%	200%

        Each goal was set at levels that both the Compensation Committee and management believed to be difficult but attainable, and achievements would reflect significant performance by the Company. Year-end Corporate EBITDA was $87.4 million, which yielded a payment of 200% of target on this objective. Technical Products EBIT was $29.26 million, which yielded a payment of 200% of target. Fine Paper EBIT was $37.1 million, which yielded a payment of 165% of target. The strategic plan objective was paid out at 125% of target reflecting improvement in operating margins, new product sales, filtration strategy implementation, safety and credit metrics.

        Based on the process described above, MIP payments were awarded as follows: Mr. Erwin's 2010 target MIP award was established at 75% of base salary and he received 175% of this target amount ($860,916); Ms. Lind's 2010 target MIP award was established at 50% of base salary and she received 175% of this target amount ($276,019); Mr. Runsten's 2010 target MIP award was established at 45% of base salary and he received 181% of this target amount ($210,431); Mr. Heinrichs' 2010 target MIP award was established at 45% of base salary and he received 175% of this target amount ($240,093); Mr. O'Donnell's 2010 target MIP award was established at 60% of base salary and he received 172% of this target amount ($387,392).

  Long-Term Equity Compensation

        Long-term equity incentives under the LTCP consist of stock options and performance share units, granted on an annual basis, with stock option awards representing approximately 30% of the total value of the equity incentive awards and performance shares representing approximately 70% of the total value of the equity award granted to an executive officer for that year. This reflects the Company's desire to emphasize the performance based incentives in the LTCP. The total target LTCP grants are set at the beginning of the year for each named executive officer at a minimum of 30% of the executive's base salary. For 2010 and subsequent years, the Company will grant 100% of the options in conjunction with the first Board meeting of each fiscal year. Each year the Compensation Committee reviews and approves a target number of performance share units for each of our named executive officers and each other participant in the LTCP plan. The number of units actually earned by each participant is determined by the Company's corporate performance. The range of possible awards is set by the Compensation Committee based on its: (i) belief that a minimal award shall be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

        The combination of stock options and performance share units focuses our executives on Neenah's financial performance and increasing shareholder value. It is aligned with and supports our stock ownership policy. Long-term incentives also help retain employment during the performance periods.

  2010 LTCP Awards

        For 2010, the Compensation Committee approved equity grants under the LTCP for our named executive officers with target values ranging from 30% to 110% of base salary pay. For each of our named executive officers, the value was divided into awards of non-qualified stock options and a target number of performance share units, with 70% of the value in performance share units and 30% of the value in options. The range of possible awards under the LTCP was selected to tie a substantial percentage of their compensation to Neenah's performance.

        The number of stock options to be awarded to each named executive officer in 2010 was determined by dividing the value of the portion of the LTCP award to be awarded as stock options (determined by the Compensation Committee as described above) by the fair value of one stock option (determined using a modified Black- Scholes formulas as modeled by Meridian), and then rounded to the nearest hundred to produce the number of shares subject to the applicable option award. The process described above resulted in grants of options in 2010 to purchase a total of 37,600 shares for Mr. Erwin; 12,300 shares for Ms. Lind; 8,600 shares for Mr. Heinrichs; 7,400 shares for Mr. Runsten and 14,100 shares for Mr. O'Donnell. The exercise price of the option award was set based on the closing price of our common stock on the date of grant. Each grant of options made in 2010 vests in increments of 33.34%, 33.33% and 33.33% over a three year period, with vesting occurring on each anniversary of the applicable grant.

        The target number of performance share units to be awarded to each named executive officer in 2010 was determined by dividing the value of the portion of the LTCP award to be awarded as performance share units (determined by the Compensation Committee as described above) by 90% of the stock price as of January 28, 2010, and then rounded to the nearest hundred shares. We discount stock price by 10% to factor in the fact that the full value of the grant may not be realized, due to resignations, terminations, etc. The target number of 2010 performance share units will be increased or decreased (to an amount equal to between 40% to 200% of the target number) prior to being converted to actual shares at the beginning of 2013. After the end of the performance period, the adjustment of the target number of shares will be calculated based on the Company's achievement of performance goals relative to the following criteria: year over year improvement in Technical Products sales, year over year improvement in return on invested capital, cash flow from the Fine Paper business and relative Total Shareholder Return. The Total Shareholder Return (including dividend yield), will be compared against an average of paper companies and the Russell 2000 Value Index. The paper, packaging and specialty companies will be weighted 75% and the Russell Index will be weighted at 25%. The twelve companies include: P.H. Glatfelter Company, Schweitzer-Mauduit International Inc., Wausau Paper Corporation, Boise, Buckeye Technologies, Verso, Mineral Technologies, Polypore, Omnova, Kapstone, AEP Industries, and CSS Industries. An average is used to eliminate the effects of revenue and company size.

  Retirement Benefits

        We maintain the Neenah Paper Pension Plan, a tax-qualified defined benefit plan (the "Pension Plan") and the Neenah Paper Supplemental Pension Plan, a non-qualified defined benefit plan (the "Supplemental Pension Plan") which provide tax-deferred retirement benefits for certain of our employees, including Mr. Erwin and Ms. Lind, who were employed by Kimberly-Clark (our predecessor company prior to being spun-off) prior to December 31, 1996. Mr. Heinrichs, Mr. O'Donnell and Mr. Runsten do not participate in these plans. Additional information regarding the Pension Plan and the Supplemental Pension Plan can be found in the 2010 Pension Benefits table later in this Proxy Statement.

        We also maintain the Neenah Paper Retirement Contribution Plan (the "Retirement Contribution Plan"), which is a tax-qualified defined contribution plan for employees, including Mr. Heinrichs, Mr. Runsten and Mr. O'Donnell, who are ineligible to participate in the Pension Plan and the Supplemental Pension Plan. Further, we maintain a supplemental retirement contribution plan (the "Supplemental RCP") which is a non-qualified defined contribution plan which is intended to provide a tax-deferred retirement savings alternative for amounts exceeding IRS limitations on qualified programs. Additional information regarding the Supplemental RCP can be found in the 2010 Nonqualified Deferred Compensation table later in this Proxy Statement. We also maintain a 401(k) Plan (the "401(k) Plan"), which is a tax-qualified defined contribution plan available to all of Neenah's U.S. employees.

        Neenah and the Compensation Committee believe that the Pension Plan, Supplemental Pension Plan, Retirement Contribution Plan, Supplemental RCP and 401(k) Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top level executive talent. Additionally, the plans support the long-term retention of key executives by providing a strong incentive for the executive to remain with Neenah over an extended number of years.

        Neenah adopted a deferred compensation plan for its executive officers which became effective in January 2007. The deferred compensation plan enables our executive officers to defer a portion of annual cash compensation (base salary, and non-equity annual awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. We believe that the deferred compensation plan is a compensation component consistent with peer companies and supports our goals with respect to executive retention. Additional information regarding the Deferred Compensation Plan can be found in the 2010 Nonqualified Deferred Compensation table later in this Proxy Statement.

  Severance Payments

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree welfare benefits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000).

        Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. These benefits are intended to recruit and retain key executives and provide continuity in Neenah's management in the event of a change in control. We believe the Executive Severance Plan is consistent with similar plans maintained by our peer companies and therefore is a core component of our compensation program necessary to attract and retain key executives.

Timing of Compensation

        Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each fiscal year (with the adjustments effective as of January 1 of that same year). Stock option grants and performance share unit target levels and awards are made in the manner described above. We do not coordinate the timing of equity awards with the release of non-public information. The exercise price of the stock options is established at the fair market value of the closing price of our stock on the date of the grant.

Tax and Accounting Consideration

        In general, the tax and accounting treatment of compensation for our named executive officers has not been a core component used in setting compensation. In limited circumstances we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, our intent is to maximize deductibility of our named executive officers' compensation under Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment. The MIP and LTCP programs are performance based and are designed to be fully deductible under Code Section 162(m).

Stock Ownership Guidelines

        The Compensation Committee has adopted stock ownership guidelines to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders' and management's interests. Named executive officers are required to own a designated multiple of their respective annual salaries. Mr. Erwin is required to own 3 times his annual salary, Ms. Lind and

Mr. O'Donnell are required to own 2 times their annual salary and all the remaining named executive officers are required to own 1.5 times their annual salaries. Each named executive officer is given a five year window to reach the ownership guidelines, with a requirement of achieving 20% in each year. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of December 31 of each year; (i) stock held in the 401(k) plan, other deferral plans, outright or in brokerage accounts; (ii) performance share units or restricted stock units earned but not vested or not paid out; and (iii) one-third of vested stock options and SARs. Penalties for failure to meet the guidelines include payment of MIP compensation in Neenah stock and reduction of LTCP compensation. All of our named executive officers met or exceeded the guidelines as of December 31, 2010. In 2011 the Compensation Committee adopted a policy requiring each of our nonemployee directors to own Company stock equal to two times their annual cash retainer. The valuation of restricted stock and options owned by our directors is calculated pursuant to the same guidelines detailed for our named executive officers above. All of our nonemployee directors met or exceeded the guidelines as of December 31, 2010.

Clawback Policy

        In 2010 the Compensation Committee adopted a "clawback Policy" for all executives and other employees participating in our MIP program concerning the future payment of MIP payments and long term equity grants under the LTCP program. This new policy gives the Board the authority to reclaim certain overstated payments made to Neenah employees due to materially inaccurate results presented in the Company's audited financial statements.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee oversees Neenah's compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah's management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee:
Philip C. Moore, Chairman John F. McGovern Stephen M. Wood

PROPOSAL 2—
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Recently enacted federal legislation (Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as "Say-on-Pay") and a non-binding stockholder vote to advise on whether the frequency of the Say-on-Pay vote should occur every one, two or three years.

        We encourage stockholders to review the Compensation Discussion and Analysis ("CD&A") section beginning on page 19 above. Our executive compensation program has been designed to pay for performance and align our compensation programs with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on total compensation. The Company's executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company's executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders' long-term interests without promoting excessive risk. We feel this design is evidenced by the following:

  •
  A significant portion of our executives' compensation is directly linked to our performance and the creation of shareholder value. The overall compensation mix is targeted to include a minimum of at least 50% performance based compensation for the named executive officers.

  •
  Our long-term incentive awards are exclusively in the form of performance share units and stock options and all of our incentive plans have capped payouts.

  •
  In 2010, LTCP grants were split with 70% of the total value of the awards granted as performance share units with a three-year vesting period, and 30% as stock options with annual vesting over a three-year period. This change reflects the Company's desire to emphasize performance based incentives. For our performance share units, we use objective performance metrics closely tied to financial performance and shareholder value, such as return on invested capital and relative total shareholder return.

  •
  The Compensation Committee's actions reflect its pay-for-performance philosophy. In 2010, executives received a payment of 172% to 181% target bonus opportunities ranging from 30% to 75% of base salary, based on the achievement of certain EBITDA and strategic plan objectives. Conversely, in 2008, executives received a payment of only 12.5% to 25% of their target bonus opportunities, largely due to the Company's failure to meet its financial goals, even though this was largely due to the global economic recession.

  •
  Base salaries for our named executive officers are based on competitor comparative as fully disclosed in the CD&A. Base salaries did not increase in 2009, and increased by an average of only 3% in 2010 and 1% in 2011 (excluding Mr. O'Donnell, whose salary was increased with his promotion).

  •
  We have meaningful stock ownership requirements for our named executive officers.

  •
  We do not have employment agreements or other individual arrangements with our executive officers that provide for a specified term of employment, compensation terms or specific benefits upon a termination of employment (except for Armin).

  •
  Benefits are payable under our Executive Severance Plan only on a double trigger basis (i.e., following both a change in control and a qualifying termination of employment).

  •
  The Compensation Committee is advised by an independent compensation consultant who keeps the Compensation Committee apprised of developments and best practices.

  •
  The Compensation Committee implemented a clawback policy in 2010.

    The Board strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

      RESOLVED, that the stockholders approve the compensation of the Company's named executive officers as described in this proxy statement under "Executive Compensation", including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

        Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the stockholders vote "FOR" the approval of the Company's executive compensation.

 PROPOSAL 3—
ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As mentioned above, recently enacted legislation requires that we include in this proxy statement a separate non-binding stockholder vote to advise on whether the frequency of the Say-on-Pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

        The Board has determined that an advisory vote on executive compensation every one year is the best approach for the Company based on a number of considerations, including the following:

  •
  An advisory vote on executive compensation every year will provide our stockholders the opportunity to provide us with their direct input on our compensation policies, philosophy and practices as disclosed in our proxy statement every year.

  •
  An annual vote cycle will maximize stockholder communication by providing a direct, clear means for the Company to receive and evaluate investor sentiment concerning our executive compensation philosophy.

  •
  Without annual stockholder input it could be difficult to understand whether a stockholder vote pertains to the compensation year being discussed in the current proxy, or pay practices from previous years. An annual vote enables the Compensation Committee to better understand the implications of each vote and to respond accordingly.

        Although the vote is non-binding, our Board of Directors will take into account the outcome of the vote when making future decisions about the Company's executive compensation policies and procedures. The Company's stockholders also have the opportunity to provide additional feedback on important matters involving executive compensation. As discussed under "Corporate Governance—Communications with the Board" the Company provides stockholders an opportunity to communicate directly with the Board, including on issues of executive compensation. In addition, the rules of the New York Stock Exchange require the Company to seek stockholder approval for new employee equity compensation plans and material revisions thereto.

The Board of Directors unanimously recommends that the stockholders vote to conduct an advisory vote on executive compensation every "One Year."

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The following table reflects compensation paid to or earned by our named executive officers for services rendered during 2010, 2009, and 2008:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Sean T. Erwin	2010	655,000	933,951	209,432	860,916	2,802,047	8,383	5,469,729
Chairman of the Board, President	2009	635,000	498,789	393,291	498,156	1,323,131	8,418	3,356,785
and Chief Executive Officer	2008	635,000	204,605	295,705	119,063	53,844	7,938	1,316,155

Bonnie C. Lind	2010	315,000	305,373	68,511	276,019	531,464	7,350	1,503,717
Senior Vice President, Chief	2009	305,000	163,086	128,694	159,514	367,184	9,976	1,133,454
Financial Officer and Treasurer	2008	305,000	66,395	96,467	38,125	(15,831)	8,738	498,894

Steven S. Heinrichs	2010	274,000	213,984	47,902	240,093	—	32,746	808,725
Senior Vice President, General	2009	265,000	103,782	81,969	124,735	—	26,731	602,217
Counsel and Secretary	2008	265,000	43,360	61,789	29,812	—	33,505	433,466

John P. O'Donnell	2010	382,750	349,953	149,237	387,392	—	51,777	1,321,109
Chief Operating Officer	2009	350,000	187,443	147,918	175,175	—	33,639	894,175
	2008	350,000	77,235	110,968	21,875	—	36,194	596,272

Dennis P. Runsten	2010	258,000	182,778	41,218	210,431	—	36,805	729,232
President, Technical Products—U.S.	2009	246,000	96,369	76,095	118,449	—	28,783	682,436
	2008	246,000	39,295	57,376	33,210	—	32,292	403,385

(1)
Amounts shown reflect the aggregate grant date fair value with respect to performance share units, restricted stock units and restricted stock granted pursuant to our Omnibus Plan, all disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts for 2010, 2009, and 2008 represent the grant date fair value of the awards on the date of the grant in accordance with ASC 718. The grant date fair value of the stock awards is equal to the fair market value of the underlying common stock on the date of grant. See Note 9 to the audited Financial Statement included in our 2010 Annual Report on Form 10-K for the assumptions used in valuing the performance share units.

(2)
Amounts shown reflect the aggregate grant date fair value with respect to stock options granted pursuant to our Omnibus Plan, disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts represent grant date fair value of the options on the date of the grant in accordance with ASC 718. The grant date fair value of the option awards is determined using the Black-Scholes option valuation model. See Note 9 to the audited Financial Statement included in our 2010 Annual Report on Form 10-K for the assumptions used in valuing the stock options.

(3)
Amounts shown reflect annual performance bonuses earned in the fiscal year and paid in the following year, and are described in detail in the portion of our Compensation Discussion and Analysis, captioned "2010 Annual Performance Bonus Awards."

(4)
Amounts shown reflect the aggregate change during the year in the actuarial present value of accumulated benefit under our Pension Plan and Supplemental Pension Plan. The large variability in value year-to-year is caused, for the most part, by changes in the discount rates used to calculate the value from year to year, and not any increase or change in the pension plan for any individual named executive officer. Messrs. Heinrichs, Runsten and O'Donnell do not participate in any of the defined pension plans.

(5)
"All Other Compensation" includes Neenah's contribution to the 401(k) account of each of our named executive officers. The amounts shown for Messrs. Heinrichs, Runsten and O'Donnell also include Neenah's contribution to their accounts in the Retirement Contribution Plan and Supplemental Retirement Contribution Plan. The amounts shown for Mr. O'Donnell include tax preparation services in 2008. The amounts shown for Messrs. Erwin and Heinrichs and Ms. Lind include expenses for an annual physical. In addition, the Company paid tuition and travel expenses in 2008 for Mr. Heinrichs to obtain a Masters Degree in Business Administration from the Kellogg School of Management at Northwestern University. These expenses are not included in the All Other Compensation Table and are not deemed to be income to Mr. Heinrichs.

2010 Grants of Plan Based Awards

        The following table contains information relating to the plan based awards grants made in 2010 to our named executive officers under the Omnibus Plan and is intended to supplement the 2010 Summary Compensation Table listed above.

										All Other Option Awards (3)
				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
												Grant Date Fair Value of Stock and Option Awards ($)
											Exercise or Base Price of Option Award ($/SH)
Name and Principal Position	Plan	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)

Sean T. Erwin	MIP	01/28/2010		245,625	491,250	982,500
Chairman of the Board,	Performance Units	02/26/2010					10,475	41,900	83,800			106,2584
President and Chief	Stock Options	01/28/2010								37,600	13.38	20,9432
Executive Officer

John P. O'Donnell	MIP	01/28/2010		117,000	234,000	468,000
Chief Operating	Performance Units	02/26/2010					3,925	15,700	31,400			398,152
Officer	Stock Options	01/28/2010								14,100	13.38	78,537
	Stock Options	04/01/2010								10,000	16.49	70,700

Dennis P. Runsten	MIP	01/28/2010		58,050	116,100	232,200
President, Technical	Performance Units	02/26/2010					2,050	8,200	16,400			207,952
Products—U.S.	Stock Options	01/28/2010								7,400	13.38	41,218

Bonnie C. Lind	MIP	01/28/2010		78,750	157,000	315,000
Senior Vice President,	Performance Units	02/26/2010					3,425	13,700	27,400			347,432
Chief Financial Officer	Stock Options	01/28/2010								12,300	13.38	68,511
and Treasurer

Steven S. Heinrichs	MIP	01/28/2010		68,500	137,000	274,000
Senior Vice President,	Performance Units	02/26/2010					2,400	9,600	19,200			243,456
General Counsel and	Stock Options	01/28/2010								8,600	13.38	47,902
Secretary

(1)
Reflects the range of potential annual incentive bonus payments that could have been earned by each named executive officer under Neenah's MIP in 2010. The actual bonuses earned in 2010 are reflected in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation." For more information regarding annual incentive bonus opportunities, see the discussion under "Determination of Appropriate Pay Levels—2010 MIP Payments" in the Compensation Discussion and Analysis.

(2)
Reflects the range of potential performance share units that may be earned by each named executive officer, based on the Company's level of achievement of performance goals relating to earnings growth in 2010 and total shareholder return relative to a peer group for the performance period ending December 31, 2010. For more information regarding the performance share units, including how the number of performance share units awarded was determined and the vesting terms applicable to such units, see the discussion under "—Determination of Appropriate Pay Levels—2010 LTCP" in the Compensation Discussion and Analysis. Outstanding restricted share units receive dividends at the same rate as other stockholders.

(3)
The stock options vest as to one-third of the shares on each of the first three anniversaries of the grant date.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Sean T. Erwin	45,307	0	0	37.59(1)	02/21/2011
Chairman of the Board,	6,642	0	0	37.59(2)	02/21/2011
President and Chief	51,949	0	0	32.87(3)	02/17/2012
Executive Officer	51,949	0	0	24.01(4)	02/16/2013
	135,700	0	0	32.60(5)	12/15/2014
	17,300	0	0	33.19(6)	02/20/2015
	17,300	0	0	31.70(7)	08/21/2015
	19,150	0	0	27.58(8)	02/07/2016
	19,150	0	0	29.43(9)	08/06/2016
	15, 050	0	0	36.15(10)	02/06/2017
	15,050	0	0	37.58(11)	08/06/2017
	15,633	7,817	0	25.70(12)	01/29/2018
	15,633	7,817	0	17.98(13)	07/27/2018
	18,550	49,100	0	7.41(14)	01/28/2019
	24,550	49,100	0	8.99(15)	07/28/2019
		37,600	0	14.09(16)	01/27/2020
								16,637(18)	327,416
								47,100(19)	926,928
								72,906(20)	1,434,790

Bonnie C. Lind	4,963	0	0	37.59(1)	02/21/2011
Senior Vice President,	2,568	0	0	32.87(3)	02/17/2012
Chief Financial Officer	47,500	0	0	32.60(5)	12/15/2014
and Treasurer	6,100	0	0	33.19(6)	02/20/2015
	6,100	0	0	31.70(7)	08/21/2015
	4,533	0	0	27.58(8)	02/07/2016
	6,800	0	0	29.43(9)	08/06/2016
	4,900	0	0	36.15(10)	02/06/2017
	4,900	0	0	37.58(11)	08/06/2017
	5,100	2,550	0	25.70(12)	01/29/2018
	5,100	2,550	0	17.98(13)	07/27/2018
	0	16,066	0	7.41(14)	01/28/2019
	0	16,066	0	8.99(15)	07/28/2019
		12,300	0	14.09(16)	01/27/2020
								5,399(18)	106,252
								15,400(19)	303,072
								23,838(20)	469,132

Steven S. Heinrichs	20,700	0	0	32.60(5)	12/15/2014
Senior Vice President,	2,650	0	0	33.19(6)	02/20/2015
General Counsel and	2,650	0	0	31.70(7)	08/21/2015
Secretary	3,900	0	0	27.58(8)	02/07/2016
	3,900	0	0	29.43(9)	08/06/2016
	3,100	0	0	36.15(10)	02/06/2017
	3,100	0	0	37.58(11)	08/06/2017
	3,267	1,633	0	25.70(12)	01/29/2018
	3,267	1,633	0	17.98(13)	07/27/2018
	0	10,233	0	7.41(14)	01/28/2019
	0	10,233	0	8.99(15)	07/28/2019
		8,600	0	14.09(16)	01/27/2020
								3,526(18)	69,392
								9,800(19)	192,864
								16,704(20)	328,735

	Option Awards					Stock Awards

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John P. O'Donnell	10,000	0	0	32.55(17)	10/31/2017
Chief Operating Officer	5,867	2,933	0	25.70(12)	01/29/2018
	5,867	2,933	0	17.98(13)	07/27/2018
	9,234	18,466	0	7.41(14)	01/28/2019
	9,234	18,466	0	8.99(15)	07/28/2019
		14,100	0	14.09(16)	01/27/2020
		10,000	0	16.49(21)	03/31/2020
								6,281(18)	123,610
								17,700(19)	348,336
								27,318(20)	537,618

Dennis P. Runsten	1,595	0	0	37.59(1)	02/21/2011
President, Technical	16,957	0	0	37.59(2)	02/21/2011
Products—U.S.	1,577	0	0	32.87(3)	02/17/2012
	9,554	0	0	32.87(3)	02/17/2012
	5,818	0	0	24.01(4)	02/16/2013
	5,870	0	0	24.01(4)	02/16/2013
	6,308	0	0	34.61(3)	04/28/2014
	11,200	0	0	32.60(5)	12/15/2014
	2,250	0	0	33.19(6)	02/20/2015
	2,250	0	0	31.70(7)	08/21/2015
	2,550	0	0	27.58(8)	02/07/2016
	2,550	0	0	29.43(9)	08/06/2016
	2,900	0	0	36.15(10)	02/06/2017
	2,900	0	0	37.58(11)	08/06/2017
	3,033	1,517	0	25.70(12)	01/29/2018
	3,033	1,517	0	17.98(13)	07/27/2018
	0	9,500	0	7.41(14)	01/28/2019
	0	9,500	0	8.99(15)	07/28/2019
		7,400	0	14.09(16)	01/27/2020
								3,196(18)	62,897
								9,100(19)	17,9088
								14,268(20)	28,0794

(1)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options were fully exercisable on December 1, 2004. These options were converted to stock appreciation rights on January 29, 2009.

(2)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options were fully exercisable on December 1, 2004.

(3)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under certain Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 18, 2003, 30% on February 18, 2004 and 40% became exercisable on February 18, 2005. These options were converted to stock appreciation rights on January 29, 2009.

(4)
These options were granted on December 1, 2004, as a replacement for certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows: 30% on February 17, 2004, 30% became exercisable on February 17, 2005 and 40% on February 17, 2006.

(5)
These options were granted on December 15, 2004, and vest as follows: 30% on December 15th of 2005 and 2006, with the remaining 40% vesting on December 15, 2007. These options were converted to stock appreciation rights on January 29, 2009.

(6)
These options were granted on February 21, 2005, and vest as follows: 33.34% on February 21, 2006 and 33.33% on both February 21, 2007 and February 21, 2008. These options were converted to stock appreciation rights on January 29, 2009.

(7)
These options were granted on August 22, 2005, and vest as follows: 33.34% on August 22, 2006 and 33.33% on both August 22, 2007 and August 22, 2008. These options were converted to stock appreciation rights on January 29, 2009.

(8)
These options were granted on February 7, 2006, and vest as follows: 33.34% on February 7, 2007 and 33.33% on both February 7, 2008 and February 7, 2009. These options were converted to stock appreciation rights on January 29, 2009.

(9)
These options were granted on August 6, 2006, and vest as follows: 33.34% on August 6, 2007 and 33.33% on both August 6, 2008 and August 6, 2009. These options were converted to stock appreciation rights on January 29, 2009.

(10)
These options were granted on February 7, 2007, and vest as follows: 33.34% on February 7, 2008 and 33.33% on both February 7, 2009 and February 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(11)
These options were granted on August 7, 2007 and vest as follows: 33.34% on August 7, 2008 and 33.33% on both August 8, 2009 and August 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(12)
These options were granted on January 30, 2008 and vest as follows: 33.34% on January 30, 2009, and 33.33% on both January 30, 2010 and January 30, 2011.

(13)
These options were granted on July 28, 2008 and vest as follows: 33.34% on July 28, 2009, and 33.33% on both July 28, 2010 and July 28, 2011.

(14)
These options were granted on January 29, 2009, and vest as follows: 33.34% on January 29, 2010 and 33.33% on both January 29, 2011 and January 29, 2012.

(15)
These options were granted on July 28, 2009, and vest as follows: 33.34% on July 28, 2010 and 33.33% on both July 28, 2011 and July 28, 2012.

(16)
These options were granted on January 28, 2010, and vest as follows: 33.34% on January 28, 2011 and 33.33% on both January 28, 2012 and July 28, 2013.

(17)
These options were granted when Mr. O'Donnell was hired by Neenah on November 1, 2007 and vest as follows: 33.34% on November 1, 2008 and 33.33% on both November 1, 2009 and November 1, 2010.

(18)
These performance share units target levels were set on January 30, 2008 and will be earned and vest on December 31, 2010 based on the Company's achievement of performance goals relating to EBITDA growth and total shareholder return over a three-year performance period.

(19)
These performance share units target levels were set on January 28, 2009 and will be earned and vest on December 31, 2011 based on the Company's achievement of performance goals relating to EBITDA growth and total shareholder return over a three-year performance period.

(20)
These performance share units target levels were set on February 26, 2010 and will be earned and vest on December 31, 2010, based on the Company's achievement of performance goals relating to return on invested capital and total shareholder return during the performance period. These performance share units are subject to a two year hold requirement after vesting.

(21)
These options were granted when Mr. O'Donnell was promoted to Chief Operating Officer and vest as follows: 33.34% on March 31, 2011 and 33.33% on both March 31, 2012 and March 31, 2013.

Option Exercises and Stock Vested in 2010

        The following table sets forth information regarding stock awards vested for our named executive officers in 2010.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Sean T. Erwin	6,000	68,966	11,230	157,574

Bonnie C. Lind	16,068	172,530	3,707	51,601

Dennis P. Runsten	9,500	102,813	2,204	30,680

Steven S. Heinrichs	10,234	101,726	2,405	33,475

John P. O'Donnell	—	—	2,000	31,340

(1)
Reflects the market value of the shares on the vesting date.

Pension Plans

        The Neenah Paper Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. The Neenah Paper Supplemental Pension Plan is a non-qualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. The compensation covered by these defined benefit plans includes the salary and non-equity incentive payments set forth above in the Summary Compensation Table. Under our Pension Plan an employee is entitled to receive an annual standard benefit based on years of service and integrated with social security benefits. The Code generally places limits on the amount of pension benefits that may be paid from the tax qualified Pension Plan. However, we will pay any participant in our Supplemental Pension Plan the amount of the benefit payable under the Pension Plan that is limited by the Code.

        Retirement benefits for participants in the Pension Plan who have at least five years of service may begin on a reduced basis at age 55, or on an unreduced basis at the normal retirement age of 65. Unreduced benefits also are available (i) for participants with ten years of service at age 62 or as early as age 60 with thirty years of service and (ii) as described below, for certain involuntary terminations. Mr. Erwin, our Chief Executive Officer is 59 and is eligible for early retirement on a reduced basis. None of our other named executive officers currently is eligible for early retirement under our Pension Plan or Supplemental Pension Plan.

        The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits under our Supplemental Pension Plan will, at the participant's option, either be paid as monthly payments in the same form as the retirement payments from the Pension Plan or as an actuarially determined lump sum payment upon retirement after age 55.

        For a discussion of how we value these obligations and the assumption we use in that valuation, see Note 8 to our financial statements included in our 2010 Annual Report on Form 10-K. For purposes of determining the present value of accumulated benefits, we have used the normal retirement age under the plans, which is 65.

2010 Pension Benefits

        The following table sets forth information as of December 31, 2010 regarding accumulated benefits to our named executive officers under our Pension Plan and Supplemental Pension Plan.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(3)

Sean T. Erwin(2)	Neenah Paper Pension Plan	32.5	1,196,033
	Neenah Paper Supplemental
	Pension Plan	32.5	6,490,891

Bonnie C. Lind	Neenah Paper Pension Plan	29.0	728,444
	Neenah Paper Supplemental
	Pension Plan	29.0	878,391

(1)
Includes years of service credited for employment with Kimberly-Clark prior to Neenah's spin-off for Mr. Erwin and Ms. Lind.

(2)
Mr. Erwin is currently eligible for retirement on a reduced basis under both our Pension Plan and Supplemental Pension Plan. Retirement on a reduced basis is available under both plans to participants with at least five years of vesting service when they reach the age of 55. Based on Mr. Erwin's years of service and age he is currently eligible to receive 97% of his benefits.

(3)
For a description of the assumptions applied in determining the present value of accumulated benefits reported above, see Note 8 to the audited Financial Statements included in our Form 10-K.

2010 Nonqualified Deferred Compensation

        The Supplemental RCP is a nonqualified excess benefit and supplemental retirement plan pursuant to which the Company provides additional retirement benefits to certain highly compensated employees. These company contributions are intended to provide contributions to those individuals whose benefits under tax-qualified programs are restricted by the limitations permitted by the Internal Revenue Code. Contributions are held for each participant in either an excess benefit or supplemental benefit unfunded separate account. Participant accounts are credited with earnings, gains and losses based on the rate of return of investment funds selected by the participant, which the participant may elect to change in accordance with the participant's elections under the RCP. Payments can be tied to termination of employment, including retirement, and would be paid in lump sum. If a participant dies before receiving the full value of their account balance, the participant's beneficiary would receive the remainder of the benefit in one lump sum payment. All accounts would be immediately distributed upon a change in control, subject to a 10% reduction in a current participant's account and a 5% reduction in an account for a retired participant. Named executive officer participation in the Supplemental RCP in 2010 is as follows:

Name	Executive Contributions in last Fiscal Year	Company Contributions in last Fiscal Year(1)	Aggregate Earnings in last Fiscal Year	Aggregate Withdrawal/ Distributions	Aggregate Balance at Last Fiscal Year

John P. O'Donnell	0	$25,816.31	$5,461.84	0	$51,817.75
Senior Vice President,
Chief Operating Officer

Steven S. Heinrichs	0	$10,377.12	$2,672.39	0	$45,092.72
Senior Vice President,
General Counsel and Secretary

Dennis P. Runsten	0	$10,844.54	$1,468.43	0	$53,412.93
Senior Vice President,
President U.S. Technical Products

(1)
Amounts are reported as 2010 compensation in the "All Other Compensation" column of the Summary Compensation Table.

Potential Payments Upon Termination

        We do not have employment agreements or other individual arrangements with our executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs. The following section describes certain payments and benefits that would be payable to our named executive officers in the event of their involuntary termination in connection with a change-in-control of Neenah, or other involuntary termination.

  Involuntary Termination in Connection with a Change in Control

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000). Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any "parachute" excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments received under the Executive Severance Plan.

        The following table shows the payments that would be made to each of our named executive officers under the Executive Severance Plan in connection with a change-in-control termination.

Payments	Sean T. Erwin	Bonnie C. Lind	Steven S. Heinrichs	John P. O'Donnell	Dennis P. Runsten

Severance(1)	2,292,500	945,000	822,000	1,248,000	748,200
Prorata Bonus Payment(2)	491,250	157,500	137,000	234,000	116,100
Unvested Stock Option Spread(3)	1,377,507	450,701	291,908	549,697	267,321
Unvested Restricted Stock(3)	1,300,789	425,324	298,034	487,415	254,580
LTCP Payment(4)	926,928	303,072	192,864	348,336	179,088
Retirement Benefit Payment(5)	318,763	254,207	52,281	99,756	155,453
Welfare Benefit Values(6)	25,822	39,620	39,620	39,620	39,620
Outplacement	50,000	50,000	50,000	50,000	50,000
Excise Tax & Gross-Up(7)	1,411,917	678,238	508,791	871,475	503,066

Aggregate Payments	8,195,476	3,303,662	2,392,498	3,928,299	2,313,428

(1)
Severance payment equal to two times the sum of the executive's annual base salary at the time of the termination plus the target bonus.

(2)
The Target Bonus prorated for the number of days in the calendar year prior to termination due to assumed termination on December 31, 2010.

(3)
Total value of unvested stock option spread and unvested restricted stock that would become vested upon a change in control assuming a share price of $19.68 and a change-in-control date of December 31, 2010.

(4)
All unearned target performance share units vest upon a change-in-control event. Amounts are based on target 2009 and 2010 performance share unit grants.

(5)
Actuarial value attributable to retirement benefits.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for two years post-termination.

(7)
Gross-up payments covering the full cost of applicable excise taxes under Code sections 280G and 4999.

  Other Involuntary Termination

        The Neenah Paper Severance Pay Plan (the "Severance Pay Plan") provides regular severance to our executive officers. Participation in the Severance Pay Plan is conditioned upon each participant's execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors served on the Compensation Committee during 2010: Messrs. Moore, McGovern and Dr. Wood. None of the members of the Compensation Committee was an officer or employee of Neenah during 2010 or any time prior thereto, and none of the members had any relationship with Neenah during 2010 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Omnibus Stock and Incentive Compensation Plan

        The purpose of the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") is to encourage ownership in our common stock by those employees, directors and others who have contributed, or are determined to be in a position to contribute, materially to our success, thereby increasing their interest in our long-term success. Grants and awards under the plan may be made to our employees, directors, employees of our affiliated companies, consultants, agents, advisors or independent contractors who perform services for us or our affiliates. The Omnibus Plan was first approved on August 31, 2004 and the performance measures of the Omnibus Plan were last approved by stockholders at the Company's Annual Meeting in 2006.

        We have reserved 3,500,000 shares of our common stock for issuance under the Omnibus Plan. The number of shares available for issuance under the Omnibus Plan may be adjusted in the event of any corporate reorganization or transaction. In addition, any outstanding awards would be adjusted to reflect any changes in number of shares or exercise price subject to the awards, upon such a corporate event or upon any unusual or nonrecurring event that affects our stock, if appropriate to prevent unintended dilution or enlargement of awards.

        The Omnibus Plan is administered by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee may, from time to time, select participants, determine the extent of awards under the plan and make all other necessary decisions and interpretations under the plan. Under the Omnibus Plan, the Compensation Committee, in its discretion, may grant awards of various types of equity-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance units, in addition to certain cash-based awards. Options granted pursuant to the Omnibus Plan have a maximum 10 year exercise term from the grant date. Grants and awards under the Omnibus Plan are made at fair market value and no grant or award may be re-priced after its grant. The terms and conditions of each grant or award are determined by the Compensation Committee at the time of grant and are documented in an award agreement with the participant.

        The Omnibus Plan is designed to allow certain awards to meet the requirements for exemptions under Section 16 of the Exchange Act and the tax deductibility requirements for performance-based compensation under Code Section 162(m). The Omnibus Plan specifies that the Compensation Committee may design performance-based grants and awards using performance measures for exercisability, vesting or payment subject to the deduction limits of Code Section 162(m) for our Chief Executive Officer and four other most highly compensated officers based on identified performance measures approved by stockholders. Performance measures may be used to measure the performance of our company, our affiliates and/or subsidiaries or any combination thereof, and may be compared to the performance of a group of comparable companies or an index, all as determined by the Compensation Committee.

PROPOSAL 4—
REAPPROVAL OF THE PERFORMANCE MEASURES UNDER
THE NEENAH PAPER, INC. 2004 OMNIBUS STOCK
AND INCENTIVE COMPENSATION PLAN

        We are asking stockholders to reaffirm the performance measures for the Omnibus Plan set forth below, as previously approved by the stockholders in 2006. No amendments to the Omnibus Plan are being requested. Under the Omnibus Plan, our compensation committee (for purposes of this proposal, the "Committee") has discretion to grant incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares, restricted stock units, performance units, other stock-based awards and cash-based awards. We have reserved 3,500,000 shares of our common stock for issuance under the Omnibus Plan. The Committee can design any award such that the amounts or shares payable or distributed are treated as "qualified performance-based compensation" within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the "Code") and related regulations. The Omnibus Plan contains of list of performance measures upon which such performance goals may be based. Reapproval of these performance measures is needed under Section 162(m) of the Code if Neenah is to preserve its ability to take a federal tax deduction for certain compensation awards.

        Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other most highly compensated officers ("162(m) Employees"). This deduction limit does not apply to "qualified performance-based compensation." Stock options granted under the Omnibus Plan are considered qualified performance-based compensation because, among other things, the Omnibus Plan was approved by stockholders and the stock options are granted at no less than fair market value on the grant date. The same would be true for stock appreciation rights, if Neenah were to grant them under the Omnibus Plan. However, other types of awards, such as cash-based awards, restricted stock and restricted stock units, must satisfy additional requirements to be considered qualified performance-based compensation. Specifically, these awards must be subject to performance measures, the "material terms" of which have been approved by stockholders within five years before the grant date.

        The material terms of the performance measures set forth in the Omnibus Plan, including (i) individuals eligible to participate, (ii) performance measures, and (iii) annual award limits, were last approved by our stockholders almost five years ago. Therefore, these measures, must be reapproved this year in order to maintain our ability to grant awards that are eligible for deduction as compensation expense in Neenah's federal tax returns.

Material Terms of Performance Measures Under the Omnibus Plan

        Eligibility.    Participation in the Omnibus Plan is limited to employees of Neenah, its affiliates and/or its subsidiaries, members of the Board of Directors of Neenah, and any consultant, agent, advisor, or independent contractor who renders services to Neenah, its affiliates and/or its subsidiaries that (a) are not in connection with the offer and sale of Neenah's securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for Neenah's securities.

        Objective Performance Measures.    The performance measures for awards to 162(m) Employees are based on one or more of the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) gross or net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) customer satisfaction; (xv) working capital targets; (xvi) economic value added; (xvii) volume; (xviii) capital expenditures; (xix) market share; (xx) costs; (xxi) regulatory ratings; (xxii) asset quality; (xxiii) net worth; and (xxiv) safety. Any performance measure(s) may be used to measure the performance of our company, our affiliates and/or subsidiaries as a whole or any business unit of our company, our affiliates and/or subsidiaries or any combination thereof, and may be compared to the performance of a group of comparator companies or an index, all as determined by the Committee.

        Annual Award Limits.    Awards under the Omnibus Plan are limited per eligible individual on an annual basis. Subject to the limit of available shares under the Omnibus Plan, the following are the annual limits in any one year to any one participant in the Omnibus Plan:

Options:	300,000
Stock Appreciation Rights:	300,000
Restricted Stock or Restricted Stock Units:	200,000
Performance Shares or Performance Units:	200,000
Cash Based Awards:	$5,000,000
Other Stock Based Awards:	200,000
162(m) Employee Award Incentive Award:

Established by the Committee based on a percentage of an incentive pool equal to the greater of: (i) 20% of Neenah's consolidated operating-earnings for the plan year or (ii) 20% of Neenah's operating cash flow for the plan year. In no event may the incentive pool percentage for any 162(m) Employee exceed 40% of the total pool.

Summary of Other Features of the Omnibus Plan

        Unless terminated sooner in accordance with the terms of the Omnibus Plan, the Omnibus Plan terminates on December 1, 2014, which is the tenth anniversary of the effective date of the Omnibus Plan. As of March 31, 2011, 2,201,000 shares have been issued and 1,299,000 shares remain available for issuance under the Omnibus Plan. For a summary of the other material terms and features of the Omnibus Plan and the federal tax treatment of awards that may be issued pursuant to the Omnibus Plan, please refer to the Neenah's Proxy Statement for the 2006 Annual Meeting and the Omnibus Plan, both as filed with the SEC.

The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to approve the material terms of the performance measures in the Omnibus Plan, including (i) individuals eligible to participate; (ii) objective performance measures; and (iii) annual award limits, all as set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act and rules and regulations of the SEC thereunder require our directors, officers and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during 2010, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that Mr. Moore filed a Form 4 late on April 7th, 2011 representing restricted stock units granted in lieu of a quarterly cash dividend granted in 2010 and 2011. In addition, Ms. Lind filed a Form 4 late on December 6, 2010 representing a cashless option exercise on November 29, 2010, and Mr. Runsten filed a Form 4 late on April 7th, 2011 representing a sale of shares on March 12, 2010.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah's financial reporting, including the performance and the independence of Neenah's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"). On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The Audit Committee reviewed and discussed with management and Deloitte our audited financial statements for the fiscal year ended December 31, 2010. The Audit Committee also discussed with Deloitte the matters required under Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee received the written disclosures and other communications from Deloitte that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee, which included independence considerations. The Audit Committee reviewed the audit and non-audit services provided by Deloitte for the fiscal year ended December 31, 2010 and determined to engage Deloitte as the independent registered public accounting firm of Neenah for the fiscal year ending December 31, 2011. The Audit Committee also received and reviewed a report by Deloitte outlining communications required by NYSE listing standards describing: (1) the firm's internal quality control procedures; (2) any material issue raised by a) the most recent internal quality control review of the firm, b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with issues; and (3) (to assess Deloitte's independence) all relationships between Deloitte and us.

        Based upon the Audit Committee's review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2010 in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

                      Audit Committee:

                      Timothy S. Lucas, Chairman
                      Philip C. Moore
                      Stephen M. Wood

 PROPOSAL 5—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since our spin-off from Kimberly-Clark Corporation in November 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Neenah and its stockholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

        The Audit Committee and the Board unanimously recommend that the stockholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Audit and Non-Audit Fees

        Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche and Tohmatsu and their respective affiliates ("Deloitte & Touche") as of or for the fiscal years ended December 31, 2010 and December 31, 2009 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2010	2009
Audit Fees	1,471,076	1,685,000
Audit-Related Fees	0	8,000
Tax Fees	0	0
All Other Fees	0	0

Total	$1,471,076	$1,693,000

        Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements including the audit of our internal control over financial reporting and review of quarterly reports on Form 10-Q filed by us with the SEC.

        Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption "Audit Fees" and in 2009 included fees related to the audits of our U.S. and Canadian employee benefits plans and other consultation.

Policy on Audit Committee Pre-Approval

        To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. The law also requires the audit committee of a publicly traded company to pre-approve other services provided by the independent registered public accounting firm. Pursuant to its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In its pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor's independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2010 and fiscal 2009, including those services described in the table above under the captions "Audit Fees" and "Audit Related Fees."

STOCKHOLDERS' PROPOSALS FOR 2012 ANNUAL MEETING

        Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2012 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders, December 10, 2011, to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting and to be introduced for action at the 2012 Annual Meeting. In the event that the date of the 2012 Annual Meeting is changed more than thirty days from the date of this year's meeting, notice by stockholders should be received no later than the close of business on the later of the 150th calendar day prior to the 2012 meeting or the 10th calendar day on which public announcement of the date of such meeting is first made.

        Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under "Corporate Governance—Nomination of Directors."

        The failure of a stockholder to deliver a proposal in accordance with the requirements of the preceding paragraph may result in it being excluded from our Proxy Statement and ineligible for consideration at the 2012 Annual Meeting. Further, the submission of a proposal in accordance with the requirements of the preceding paragraph does not guarantee that we will include it in our Proxy Statement or that it will be eligible for consideration at the 2012 Annual Meeting. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the submission deadline to discuss the proposal.

 OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Neenah and certain intermediaries are householding proxy materials for shareholders of record in connection with its 2011 Annual Meeting. This means that:

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  Only one Annual Report and Proxy Statement will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

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  You can contact Neenah by calling 678-566-6500 or by writing to INVESTOR RELATIONS, Neenah Paper, Inc., at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005 to request a separate copy of the Annual Report and Proxy Statement for the 2011 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

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  You can request delivery of a single copy of the Annual Report or Proxy Statement from your bank or broker if you share the same address as another Neenah shareholder and your bank or broker has determined to household proxy materials.

This document is printed on ENVIRONMENT® Text Ultra Bright White which is FSC® Certified and manufactured from 80% post consumer recycled fibers.

Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/np Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 96407 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. OR 2 years 1 year Abstain 3 years FOLD AND DETACH HERE Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked. Receipt is acknowledged of the Notice of Annual Meeting of shareholders and the Proxy Statement accompanying said Notice. Each of the foregoing matters has been proposed by Neenah and is not conditioned on the approval of any other matter. 1. Proposal for election of Class I Directors: 5. Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2011. 2. Proposal to approve an advisory vote on the Company’s executive compensation; 3. Proposal to approve an advisory vote on frequency of future advisory vote on the Company’s executive compensation; 4. Proposal to approve certain performance measures under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan; Nominees: 01 Timothy S. Lucas 02 Philip C. Moore 03 John P. O’Donnell FOR WITHHOLD AUTHORITY *EXCEPTIONS (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) *Exceptions

FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 WO# 96407 For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time You can now access your NEENAH PAPER, INC. account online. Access your Neenah Paper, Inc. stockholder account online via Investor ServiceDirect® (ISD). Mellon Investor Services LLC, Transfer Agent for Neenah Paper, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at www.bnymellon.com/shareowner/equityaccess ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 18, 2011 10:00 A.M. 3460 Preston Ridge Road Suite 600 Alpharetta, Georgia 30005 AGENDA: • Proposal for election of Class I Directors; • Proposal to approve an advisory vote on the Company’s executive compensation; • Proposal to approve an advisory vote on frequency of future advisory vote on the Company’s executive compensation; • Proposal to approve certain performance measures under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan; • Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2011; and • Other business as may properly come before the Annual Meeting (the Board of Directors is currently unaware of any other business to be presented to a vote). The Proxy Statement and the 2010 Annual report to Stockholders are available at: http://www.neenah.com/proxydocs NEENAH PAPER, INC. Proxy – Annual Meeting of Shareholders – May 18, 2011 (Solicited on Behalf of the Board of Directors) The undersigned stockholder of Neenah Paper, Inc. hereby constitutes and appoints Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer and Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of Neenah’s Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Wednesday, May 18, 2011 at 10:00 a.m. Eastern Time and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting. NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope to BNY Mellon Shareowner Services, Proxy Processing, P.O. Box 3550, S. Hackensack, NJ 07606-9250. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE OTHER SIDE AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. (Continued, and to be marked, dated and signed, on the other side)